Nelnet Reports Fourth Quarter 2011 Results

•	Base net income of $1.29 per share for the quarter

•	Ranked first through 2 quarters of Department servicing metrics

•	Tuition Payment Processing and Campus Commerce net income increased 35 percent, revenue increased 12 percent

•	Repurchased 1.4 million shares of common stock in the year

LINCOLN, Neb., February 28, 2012 -Nelnet (NYSE: NNI) today reported base net income of $60.5 million, or $1.29 per share, for the fourth quarter of 2011, compared with $80.0 million, or $1.66 per share, for the same quarter a year ago. Base net income excludes a $26.6 million impairment charge recognized in the fourth quarter of 2010.

Base net income includes pre-tax gains of $49.8 million, or $0.64 per share after tax, on the sale of loans and debt repurchases for the fourth quarter of 2010, compared with minimal gains from these items recorded for the fourth quarter of 2011. Excluding these items, the company reported base net income of $60.5 million, or $1.29 per share, for the fourth quarter of 2011, compared with $49.1 million, or $1.02 per share, for the same period in 2010.

"We are excited by our financial performance in 2011 and the opportunities we have in front of us in 2012 to add value to our customers,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “Our strong results were driven by continued low interest rates, sound portfolio management, and the growth of our loan servicing and payment processing businesses. In 2012, we will continue to focus on improving our customers' experiences, growing and extending our core businesses, and operating with financial discipline.”

Growing our core and driving diversification

Revenue from the company's Student Loan and Guaranty Servicing segment increased 36 percent, or $13.4 million, from $37.6 million for the fourth quarter of 2010 to $51.0 million for the fourth quarter of 2011. The increase in revenue is primarily the result of new remote hosting fees and growth in servicing volume for the Department of Education (Department).

The Student Loan and Guaranty Servicing segment includes revenue from monthly fees earned from third parties using Nelnet's new hosted servicing software solution to service Federal Direct Loan Program and Federal Family Education Loan Program loans. As of December 31, 2011, 9.6 million borrowers were hosted on the company's solution.

At December 31, 2011, the company was servicing $46.1 billion of loans for 3 million borrowers on behalf of the Department, compared with $30.3 billion of loans for 2.8 million borrowers at December 31, 2010. Revenue from this contract increased to $14.0 million for the fourth quarter of 2011, up from $11.6 million for the same period a year ago.

The Department allocates new loan volume among its four servicers based on performance metrics, including customer satisfaction surveys and loan default metrics. Based on last year's performance rankings, the company is allocated 16 percent of the new loan volume originated by the Department from August 15, 2011, through August 14, 2012. Because of improvement in its performance rankings, in particular loan default metrics, Nelnet ranks first overall through the first two of four quarterly rankings for the year. If the company maintains these improved rankings, it would expect to receive significantly more servicing volume for the next academic year.

For the fourth quarter of 2011, net income from the company's Tuition Payment Processing and Campus Commerce segment was $2.5 million on $16.9 million of revenue. Compared with the fourth quarter of 2010, net income for this segment increased 35 percent and revenue increased 12 percent.

Maximizing the value of existing portfolio

At December 31, 2011, net student loan assets were $24.3 billion. The majority of Nelnet's federal student loans are financed for the life of the loan at rates the company believes will generate significant future cash flow in excess of $1.8 billion.

Historically low interest rates are continuing to provide the company opportunities to generate substantial near-term value and cash flow from its student loan portfolio. For the fourth quarter of 2011, Nelnet reported net interest income of $93.3 million, compared with $96.3 million for the same period a year ago.

Operating with financial discipline

Nelnet reported operating expenses of $102.7 million in the fourth quarter of 2011, compared with $104.7 million (excluding impairment charges of $26.6 million) in the same period in 2010. Over time, the company anticipates increasing operating expenses with discipline to support revenue growth in its fee-based businesses.

Repurchasing common stock

During the three-month period ended December 31, 2011, Nelnet repurchased and retired 314,538 shares of Class A common stock, under the company's stock repurchase program, for $6.0 million, or an average price of $19.09 per share. In 2011, the company repurchased 1,436,423 shares of Class A common stock for $27.1 million, or an average price of $18.89 per share.

GAAP net income and year-end results

Nelnet reported GAAP net income for the fourth quarter of 2011 of $64.9 million, or $1.37 per diluted share, compared with $85.1 million, or $1.75 per diluted share, for the fourth quarter of 2010. For the year ended December 31, 2011, the company reported GAAP net income of $204.3 million, or $4.23 per diluted share, compared with $189.0 million, or $3.81 per diluted share for 2010.

For the year ended December 31, 2011, the company reported base net income of $226.0 million, or $4.72 per share, compared with $255.2 million, or $5.20 per share, for 2010. Base net income excludes restructure, impairment, and litigation charges recognized in 2010.

Base net income includes pre-tax gains of $8.3 million, or $0.11 per share after tax, and $78.6 million, or $0.99 per share after tax, on the sale of loans and debt repurchases for the years ended December 31, 2011 and 2010, respectively. Excluding these items, the company reported base net income of $220.8 million, or $4.61 per share, for 2011, compared with $206.5 million, or $4.21 per share, for 2010.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in financial information supplemental to this earnings release online at www.nelnetinvestors.com/results.cfm.

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws, regulations, and government programs; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter and year ended December 31, 2011.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income
(Dollars in thousands, except share data)

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Loan interest	$157,798	158,809	159,248	610,781	649,406
Amortization/accretion of loan premiums/
discounts and deferred origination costs, net	(1,359)	(1,854)	(10,180)	(21,095)	(50,731)
Investment interest	914	672	1,782	3,168	5,256
Total interest income	157,353	157,627	150,850	592,854	603,931

Interest expense:
Interest on bonds and notes payable	64,062	60,866	54,515	228,289	232,860

Net interest income	93,291	96,761	96,335	364,565	371,071
Less provision for loan losses	7,000	5,250	6,000	21,250	22,700

Net interest income after provision for loan losses	86,291	91,511	90,335	343,315	348,371

Other income (expense):
Loan and guaranty servicing revenue	50,960	42,549	37,607	175,657	158,584
Tuition payment processing and campus commerce revenue	16,893	16,774	15,120	67,797	59,824
Enrollment services revenue	28,782	35,505	34,784	130,470	139,897
Other income	12,264	3,931	6,122	29,513	31,310
Gain on sale of loans and debt repurchases, net	33	—	49,810	8,340	78,631
Derivative market value and foreign currency
adjustments	11,778	(13,888)	39,518	(17,807)	3,587
Derivative settlements, net	(423)	257	(5,878)	(7,840)	(14,264)
Total other income	120,287	85,128	177,083	386,130	457,569

Operating expenses:
Salaries and benefits	47,026	44,132	43,320	177,951	166,011
Cost to provide enrollment services	17,744	23,825	21,802	86,548	91,647
Depreciation and amortization	8,282	7,917	8,908	29,744	38,444
Impairment expense	—	—	26,599	—	26,599
Restructure expense	—	—	—	—	6,020
Litigation settlement	—	—	—	—	55,000
Other expenses	29,639	28,904	30,645	113,415	119,765
Total operating expenses	102,691	104,778	131,274	407,658	503,486

Income before income taxes	103,887	71,861	136,144	321,787	302,454
Income tax expense	39,008	24,410	51,057	117,452	113,420
Net income	$64,879	47,451	85,087	204,335	189,034

Earnings per common share:
Net earnings - basic	$1.37	0.98	1.76	4.24	3.82
Net earnings - diluted	$1.37	0.98	1.75	4.23	3.81

Weighted average shares outstanding:
Basic	46,996,193	48,059,747	48,118,000	47,860,824	49,127,934
Diluted	47,173,374	48,253,888	48,318,807	48,047,669	49,326,686

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	December 31, 2011	September 30, 2011	December 31, 2010
		(unaudited)
Assets:
Student loans receivable, net	$24,297,876	24,641,614	23,948,014
Student loans receivable - held for sale	—	—	84,987
Cash, cash equivalents, and investments	93,350	141,928	327,037
Restricted cash and investments	724,131	653,518	757,285
Goodwill	117,118	117,118	117,118
Intangible assets, net	28,374	33,074	38,712
Other assets	591,368	648,975	620,739
Total assets	25,852,217	26,236,227	25,893,892

Liabilities:
Bonds and notes payable	24,434,540	24,926,512	24,672,472
Other liabilities	351,472	298,232	314,787
Total liabilities	24,786,012	25,224,744	24,987,259

Shareholders' equity	1,066,205	1,011,483	906,633
Total liabilities and shareholders' equity	$25,852,217	26,236,227	25,893,892

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.